Exhibit 10.1

[Company Letterhead]

December 19, 2014

Mr. Mohan Maheswaran

Semtech Corporation

200 Flynn Road

Camarillo, California  93012

Re:                             Amendment of Employment Offer Letter

Dear Mohan:

Reference is made to that certain employment offer letter entered into by and between you and Semtech Corporation, a Delaware corporation (“Semtech”), dated as of March 8, 2006 and as subsequently amended through February 27, 2014 (your “Offer Letter”).  Capitalized terms are defined in the Offer Letter if not otherwise defined in this letter agreement (this “Letter Agreement”).

Your Offer Letter is amended to provide as follows:

1.                                      The period of your employment under your Offer Letter (as amended pursuant to this Letter Agreement) shall be in effect for a period of five (5) years commencing on December 19, 2014 (the “Effective Date”) and ending at the close of business on the fifth (5th) anniversary of the Effective Date (such period, the “Period of Employment”) unless (i) extended by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion or (ii) a Change in Control (as defined below) occurs during the Period of Employment then in effect, in which case the Period of Employment shall not terminate earlier than the second anniversary of such Change in Control; provided that this provision does not change your status under Section 14 of your Offer Letter as an employee at-will of the Company whose employment may be terminated at any time (by you or by the Company) for any reason or for no reason.  Expiration of the Period of Employment (or any decision by the Board or the Compensation Committee to not extend the Period of Employment, as applicable) shall not constitute a breach of your Offer Letter and shall not constitute either a termination of your employment by the Company without Cause or grounds for a termination by you for Good Reason (as such terms are defined in your Offer Letter) for purposes of your Offer Letter.

2.                                      Your Offer Letter is hereby amended and clarified to provide that you are no longer entitled to the monthly auto allowance benefits set forth in Section 9 of your Offer Letter.

3.                                      Your Offer Letter is amended to provide that, in the event you become entitled to severance benefits under Section 15(a) of your Offer Letter and a Change in Control (as defined below) occurs on or after the date on which your employment with the Company terminates (the “Severance Date”), any then remaining and unpaid installments pursuant to Section 15(a)(i) of your Offer Letter will be paid in a lump sum within 10 days following the 60-day anniversary of the Change in Control.

For purposes of your Offer Letter, the term “Change in Control” shall have the meaning given to such term in the Semtech Corporation Executive Change in Control Retention Plan adopted on or about the  date hereof (the “CIC Retention Plan”) and shall no longer be defined by reference to the “Company’s Long-Term Stock Incentive Plan.”

4.                                      The definition of “Cause” in Section 15(a) of your Offer Letter is amended to replace the term “Code of Conduct” with “Central Agreements”, with the term “Central Agreements” to mean the Semtech Core Values and Code of Conduct, the Semtech Policy Regarding Confidential Information and Insider Trading for All Employees, the Semtech Invention Agreement & Secrecy Agreement, the Semtech Employee Confidentiality Agreement and Proprietary Rights Assignment, and any other written agreement between you and the Company (regardless of when such agreements become effective).

5.                                      Section 15(b) of your Offer Letter is amended to provide that you will be entitled to the severance benefits under Section 15(b) of your Offer Letter if, during the Period of Employment, the Company terminates your employment other than for Cause, death or disability during a Change in Control Window (as defined below), or you resign for Good Reason within 30 days following the occurrence of any of the events constituting a Good Reason event during a Change in Control Window (such a termination of your employment is referred to herein as a “Qualifying Termination”).

For purposes of your Offer Letter, “Change in Control Window” means the period (i) beginning on the earlier of (a) 90 days prior to a Change in Control transaction or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a Change in Control transaction, provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a Change in Control, and (ii) ending on the second anniversary of such Change in Control.

6.                                      Section 15(b)(ii) of your Offer Letter is amended to provide that, in the event you become entitled to the severance benefits under Section 15(b) of your Offer Letter, the benefits under Section 15(b)(ii) of your Offer Letter, together with the amount referred to in Section 15(b)(i) of your Offer Letter, shall be paid in a lump sum within 10 days following the 60-day anniversary of the later of (1) your Separation from Service and (2) in the case of a Qualifying Termination that occurs as a result of your Separation from Service prior to a Change in Control, the date of the corresponding Change in Control.

7.                                      Section 15(b) of your Offer Letter is amended to provide that, in the event you become entitled to the severance benefits under Section 15(b), you will be entitled to the following additional benefits:

(a)                                 Your unvested account balance (if any) under the Semtech Executive Compensation Plan will become fully vested; and

(b)                                 Unless otherwise expressly provided for in an applicable award agreement, to the extent any stock option or other equity-based award granted to you by the Company is outstanding and unvested as of the Severance Date, to the extent such award is subject only to time-based vesting requirements as of the Severance Date (including any such award that was originally subject to performance-vesting conditions and as to which the applicable performance period has ended as of the Severance Date, and any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a Change in Control), such award shall automatically become fully vested and, in the case of stock options and similar awards, exercisable as of the Severance Date.  For purposes of clarity, if your employment is terminated by the Company without Cause or by you for Good Reason, and any stock option or other equity-based award granted to you by the Company, to the extent such award is outstanding and unvested on the Severance Date, otherwise purports to terminate on the Severance Date, such termination shall not be effective (subject, in all events, to the original maximum term of the award) until the later of (a) the end of the 90-day period following the Severance Date and (b) if a definitive agreement with respect to a Change in Control transaction was entered into prior to the Severance Date, one year following the execution of such agreement and, if such a termination of your employment becomes a Qualifying Termination because a Change in Control occurs within such period of time, such termination shall (subject to the original maximum term of the award) not be effective and such award shall be subject to the accelerated vesting rules set forth above in this Section 7(b) of this Letter Agreement, and, in the case of stock options or similar awards, you shall be given a reasonable opportunity to exercise such accelerated portion of the option or other award before it terminates.

Notwithstanding anything contained herein to the contrary, the terms of this Section 7(b) of this Letter Agreement shall not apply to that certain restricted stock unit award (your “2014 Performance RSU Award”) previously granted to you by the Company and evidenced by the Performance Restricted Stock Unit Award Certificate, dated February 26, 2014 (your “2014 Performance RSU Award Agreement”), the terms of which shall govern your 2014 Performance RSU Award.

8.                                      Your Offer Letter is amended to provide that, notwithstanding anything contained herein or in your Offer Letter to the contrary, if, on the Severance Date, you are entitled to the severance and other benefits under Sections 15(a) and 15(b) of your Offer Letter, you shall only be entitled to the severance and other benefits under Section 15(b), and if, on the Severance Date, you are entitled to the severance and other benefits under Section 15(a) of your Offer Letter and you subsequently become entitled to the severance and other benefits under Section 15(b) of your Offer Letter (i.e., because your termination of employment becomes a Qualifying Termination), the following shall apply: (a) the benefits under Section 15(b)(ii) of your Offer Letter shall be reduced by the amount paid or payable pursuant to Section 15(a)(i) of your Offer Letter; and (b) Section 15(b)(iii) of your Offer Letter shall apply instead of Section 15(a)(ii).

9.                                      Section 15(c) of your Offer Letter is amended to provide that International Rectifier Corporation, Analog Devices, Inc. and National Semi-Conductor Company are removed from the list of companies in the parenthetical of that section, and Fairchild Semiconductor International, Inc., Integrated Device Technology, Inc., Microsemi Corporation, Monolithic Power Systems, Inc. and ON Semiconductor Corporation are added to the list of companies in the parenthetical of that section.

10.                               Your Offer Letter is amended to provide that if, during the Period of Employment, and unless otherwise expressly provided for in an applicable award agreement, to the extent any stock option or other equity-based award granted to you by the Company that is subject to performance-vesting conditions is outstanding and unvested as of the date of a Change in Control and such Change in Control occurs during one or more performance periods of any such award, the number of shares or units subject to the award will be adjusted to equal the target number of shares or units subject to the award that relate to the applicable open (or not yet then commenced, as the case may be) performance period.  Such adjusted number of shares or units subject to the award shall remain subject to any time-based vesting requirements pursuant to the original terms and conditions of the award (subject to any accelerated vesting pursuant to Section 7(b) of this Letter Agreement).  Notwithstanding anything contained herein to the contrary, the terms of this Section 10 of this Letter Agreement shall not apply to your 2014 Performance RSU Award, which shall be governed by the terms of your 2014 Performance RSU Award Agreement.

Except as expressly set forth above, this Letter Agreement does not modify any other terms of your Offer Letter except as expressly set forth above, and your Offer Letter (as modified by this Letter Agreement) will remain in full force and effect in accordance with its original terms, conditions and provisions.  No other promises or representations have been made to you and this Letter Agreement supersedes all prior oral and written communications between you and the Company relating to the subject matter hereof.

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IN WITNESS WHEREOF, you and the Company have caused this Letter Agreement to be duly executed and delivered on the day and year first written above.

Semtech Corporation,
a Delaware corporation

		By:	/s/ Charles B. Ammann
		Name:	Charles B. Ammann
		Its:	Executive Vice President, General Counsel and Secretary

Acknowledged and Agreed:

By:	/s/ Mohan Maheswaran
Mohan Maheswaran